UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2022

ARCTURUS THERAPEUTICS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38942	33-0595345
(State or other jurisdiction of incorporation)	(Commission File Number)	( I.R.S. Employer Identification No.)

10628 Science Center Drive, Suite 250

San Diego, California 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 900-2660

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	ARCT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On October 31, 2022, Arcturus Therapeutics, Inc. (“Arcturus”), a wholly-owned subsidiary of Arcturus Therapeutics Holdings Inc., entered into a Study Support Agreement (the “Support Agreement”) with Vinbiocare Biotechnology Joint Stock Company (“Vinbiocare”), a company established under the laws of Vietnam. Vinbiocare has been serving as the regulatory and financial sponsor of clinical studies conducted in Vietnam of Arcturus’ vaccine candidate known as ARCT-154 (the “Study”), and Vinbiocare has conducted the Study by and through its contractors and agents.

The Study is being conducted pursuant to the Third Party Study Agreement, effective as of August 2, 2021, between Arcturus and Vinbiocare (the “Study Agreement”). The Study has completed dosing of participants and has continuing activities that Arcturus and Vinbiocare recognize are important to conduct in an ethical manner, compliant with applicable laws, to help ensure that the Study results should be acceptable to regulatory authorities in applicable territories. Therefore, the parties have entered into the Support Agreement to provide for Arcturus to conduct certain services and take on material financial responsibilities for certain matters to help achieve the objectives of the Study.

The Support Agreement provides that Arcturus will make certain limited payments to Vinbiocare, including upon the occurrence of specified events through the first quarter of 2025. Vinbiocare is also eligible to receive a single digit percentage of amounts received by Arcturus on net sales, if any, of ARCT-154 (or next-generation COVID vaccine) up to a capped amount.

The foregoing is only a partial summary of the material terms of the Support Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Support Agreement that is filed as exhibit 10.1 to this Current Report on Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement.

On October 31, 2022, Arcturus received notice of termination from Janssen Pharmaceuticals, Inc. of the Research Collaboration and License Agreement, by and between Arcturus Therapeutics, Inc. and Janssen Pharmaceuticals, Inc., dated October 18, 2017 (the “Janssen Agreement”). The Janssen Agreement provided for the parties to collaborate on developing nucleic acid-based therapeutic candidates for the treatment of Hepatitis B. The Janssen Agreement was terminated in its entirety by Janssen for convenience. Arcturus will not incur any penalties as a result of this termination. The termination is effective 60 days after notice.

On October 31, 2022, Arcturus and Vinbiocare executed a letter agreement terminating the following agreements, effective October 31, 2022:

(1) Technology License and Technical Support Agreement (the “License Agreement”), signed July 29, 2021 and effective July 30, 2021, by and between Arcturus Therapeutics, Inc. and Vinbiocare Research and Manufacture Joint Stock Company, attached as Exhibit 10.32 to Arcturus’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed on August 10, 2021 (File No. 001-38942); and

(2) Framework Drug Substance Supply Agreement (the “Supply Agreement”), signed July 29, 2021 and effective July 30, 2021, by and between Arcturus Therapeutics, Inc. and Vinbiocare Research and Manufacture Joint Stock Company, attached as Exhibit 10.33 to Arcturus’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed on August 10, 2021 (File No. 001-38942).

The License Agreement and the Supply Agreement related to a collaboration to establish a manufacturing facility in Vietnam for the manufacture of Arcturus’ investigational COVID-19 vaccines for sale and use in Vietnam. The License Agreement provided Vinbiocare with access to Arcturus’ technologies and processes for the manufacture of the vaccines and the exclusive license to manufacture the vaccines at the facility in Vietnam solely for distribution in Vietnam. The Supply Agreement provided for Arcturus to supply Vinbiocare with mRNA drug substance for the manufacture of the vaccines under the License Agreement. The parties mutually agreed to terminate the License Agreement and the Supply Agreement. Accordingly, Vinbiocare will not further pursue the manufacturing and distribution of the COVID-19 vaccine in Vietnam. No termination penalties were incurred by Arcturus in connection with the termination of either agreement.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
10.1* **	Study Support Agreement effective October 31, 2022 by and between Arcturus Therapeutics, Inc. and Vinbiocare Biotechnology Joint Stock Company.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith.

** Certain confidential portions of this exhibit have been redacted from the publicly filed document because such portions are (i) not material and (ii) would be competitively harmful of publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 4, 2022

	By:	/s/ Joseph E. Payne
	Name:	Joseph E. Payne
	Title:	Chief Executive Officer